Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

White River Energy Corp.

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated October 28, 2022 except for Note 1, as to which the date is March 8, 2023 and Note 9, as to which the date is May 5, 2023 on the consolidated financial statements of White River Holdings Corp as of March 31, 2022 and March 31, 2021, which appears in this Registration Statement on Amendment No. 5 to Form S-1.

/s/ RBSM LLP

New York, New York

May 5, 2023